Exhibit 99.1

MCEWEN MINING AND MCEWEN MINING — MINERA ANDES ACQUISITION CORP.

ANNOUNCE RESULTS OF THEIR ANNUAL GENERAL MEETINGS

TORONTO, ONTARIO - (May 29, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) (“McEwen Mining”) and McEwen Mining — Minera Andes Acquisition Corp. (TSX: MAQ) (“ExchangeCo”) are pleased to announce the results of their annual general meetings held on May 28, 2015.  McEwen Mining reports that Robert McEwen, Allen Ambrose, Michele Ashby, Leanne Baker, Richard Brissenden, Gregory Fauquier, Donald Quick and Michael Stein were elected as directors of McEwen Mining.  The shareholders of McEwen Mining also approved the compensation of McEwen Mining’s named executive officers (“Say-on-Pay”), the amendment and restatement of the US Gold Equity Incentive Plan, and re-appointed KPMG LLP as auditors.  ExchangeCo. reports that Nathan Stubina was elected as a director.

Detailed voting results for the re-election of directors of McEwen Mining are as follows:

Nominee	For	Withheld	Percentage For	Percentage Withheld
Robert R. McEwen	126,443,250	793,759	99.4%	0.6%
Allen V. Ambrose	125,228,239	2,008,769	98.4%	1.6%
Michele L. Ashby	126,413,700	823,308	99.4%	0.6%
Leanne M. Baker	126,360,887	876,121	99.3%	0.7%
Richard W. Brissenden	104,942,587	22,294,421	82.5%	17.5%
Gregory P. Fauquier	126,045,078	1,191,930	99.0%	1.0%
Donald R.M. Quick	126,438,212	798,796	99.4%	0.6%
Michael L. Stein	126,437,109	799,900	99.4%	0.6%

ExchangeCo. is a subsidiary of McEwen Mining and was formed to facilitate the acquisition of Minera Andes Inc. in 2012.  In connection with this acquisition, ExchangeCo. issued exchangeable shares to holders of Minera Andes shares.  The exchangeable shares are convertible on a one-for-one basis at any time into shares of McEwen Mining.  Holders of exchangeable shares also vote on the same matters as holders of McEwen Mining common shares and their votes are included in the above results.

Detailed voting results for the election of the director of ExchangeCo. are set out below:

Nominee	For	Withheld	Percentage For	Percentage Withheld
Nathan M. Stubina	2,444,855	155,287	94.0%	6.0%

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for the S&P 500 by creating a high growth gold/silver producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest), the El Gallo 1 mine and El Gallo 2 project in Sinaloa, Mexico, the Gold Bar project in Nevada, USA, and the Los Azules copper project in San Juan, Argentina.

As of May 28, 2015 McEwen Mining has an aggregate of 300,530,174 shares of common stock outstanding and issuable upon the exchange of the exchangeable shares. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company (assuming all outstanding Exchangeable Shares are exchanged for an equivalent amount of Common Shares).

For further information contact:
Mihaela Iancu Investor Relations Tel: 647-258-0395 ext 320 info@mcewenmining.com Company website: www.mcewenmining.com	Christina McCarthy Director of Corporate Development Tel: 647-258-0395 ext 390 corporatedevelopment@mcewenmining.com Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 Tel: 647-258-0395 Toll Free: 866-441-0690 Fax: 647-258-0408